UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 24, 2020

OCCIDENTAL PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9210	95-4035997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 110 Houston, Texas (Address of Principal Executive Offices)	77046 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 215-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.20 par value	OXY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On March 25, 2020, Occidental Petroleum Corporation (“Occidental” or the “Company”) entered into a Director Appointment and Nomination Agreement (the “Agreement”) with Carl C. Icahn, Andrew Langham, Nicholas Graziano, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP and Beckton Corp. (collectively, the “Icahn Group”) and, solely with respect to the provisions applicable to the New Independent Director, Margarita Paláu-Hernández (the “New Independent Director”), pursuant to which Occidental (i) increased the size of the board of directors of Occidental (the “Board”) to fifteen directors and (ii) appointed Nicholas Graziano and Andrew N. Langham (collectively, the “Icahn Designees”) and the New Independent Director to the Board to fill the resulting vacancies, with such appointments effective immediately. Existing directors Spencer Abraham, Eugene L. Batchelder, Margaret M. Foran and Elisse B. Walter will not stand for re-election at the 2020 annual meeting of stockholders of Occidental (the “2020 Annual Meeting”) and accordingly will retire from the Board at the 2020 Annual Meeting. In addition, Occidental has agreed to include each of the Icahn Designees and the New Independent Director as part of Occidental’s slate of nominees for election to the Board at the 2020 Annual Meeting, which will consist of Stephen Chazen, each of the Icahn Designees, the New Independent Director and the following existing Occidental directors: Andrew F. Gould, Carlos M. Gutierrez, Vicki A. Hollub, William R. Klesse, Jack B. Moore, Avedick B. Poladian and Robert M. Shearer, in each case subject to the applicable rights of the Icahn Group and Occidental to designate replacements in certain circumstances as set forth in the Agreement.

From and after the date of the Agreement, so long as an Icahn Designee is a member of the Board, without the approval of the Icahn Designees who are then members of the Board, the Board will not increase the size of the Board above (i) prior to opening of the polls at the 2020 Annual Meeting, fifteen (15) directors and (ii) from and after the opening of the polls at the 2020 Annual Meeting, eleven (11) directors, in each case with each such director having one vote on all matters. In addition, the Icahn Group will be entitled, in the event any Icahn Designee or the New Independent Director resigns or for any reason fails to serve or is not serving as a director (subject to exceptions set forth in the Agreement, including as a result of such director not being nominated by the Company to stand for election at an annual meeting subsequent to the 2020 Annual Meeting or the termination of the Icahn Group’s designation rights with respect to such director in accordance with the Agreement), to designate a replacement for appointment to the Board on the terms set forth in the Agreement.

Until such time as one or more of the Icahn Designees are required to tender their resignations from the Board under the Agreement, the Icahn Designees then on the Board must approve (such approval not to be unreasonably withheld, delayed or conditioned) any new Chairman, except that in no event will the Icahn Designees condition any such approval on any of the following individuals being named as the new Chairman: (i) any Icahn Designee, (ii) the New Independent Director or (iii) certain individuals with material relationships with the Icahn Group or any controlled affiliate thereof.

On the date of the Agreement, (i) Mr. Graziano was appointed to an oversight committee (the “Oversight Committee”) of the Board, to be formed as promptly as practicable following the date of the Agreement, and the Audit Committee of the Board, (ii) Mr. Langham was appointed to the Oversight Committee and the Corporate Governance and Nominating Committee and (iii) Ms. Paláu-Hernández was appointed to the Executive Compensation Committee and the Environmental, Health and Safety Committee of the Board. So long as an Icahn Designee is a member of the Board, the Icahn Group will also have certain rights with respect to newly created committees as set forth in the Agreement. In addition, any Board consideration of appointment and employment of executive officers, mergers, acquisitions of material assets, dispositions of material assets, or other extraordinary transactions, such consideration, and voting with respect thereto, will take place only at the full Board level or in committees of which one of the Icahn Designees is a member.

The Icahn Group has withdrawn its slate of director nominees and stockholder proposals previously submitted to Occidental in connection with the 2020 Annual Meeting.  In addition, the Icahn Group has agreed, by no later than March 26, 2020, to (i) withdraw and not renew its demand (the “220 Demand”) for books and records and other materials pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”) and (ii) stipulate to the dismissal with prejudice of the appeal, and use reasonable best efforts to obtain Court approval of such stipulation of dismissal, of its pending appeal of the ligation before the Supreme Court of the State of Delaware relating to the 220 Demand.

If at any time the Icahn Group ceases to hold a “net long position”, as defined in the Agreement, in at least (i) 44,313,635 shares of the Company’s common stock, one of the Icahn Designees will, and the Icahn Group will cause one Icahn Designee to, promptly resign from the Board; and (ii) 22,156,817 shares of the Company’s common stock, (A) each of the Icahn Designees will, and the Icahn Group will cause each such Icahn Designee to, promptly resign from the Board and (B) the Icahn Group’s replacement rights with respect to the New Independent Director will terminate.  Occidental is not required to include the Icahn Designees or the New Independent Director on its slate of director nominees at any annual meeting following the 2020 Annual Meeting.

Other than the Rights Agreement, dated as of March 12, 2020 between the Company and Equiniti Trust Company, as Rights Agent, so long as the Icahn Group holds “a net long position”, as defined in the Agreement, in at least 44,313,635 shares of the Company’s common stock, the Company will not adopt a Rights Plan, as defined in the Agreement, (i) with an “Acquiring Person” beneficial ownership threshold below 20.0% of the then-outstanding shares of the Company’s common shares and (ii) unless such Rights Plan provides that, if such Rights Plan is not ratified by the Company’s stockholders within one year of such Rights Plan being adopted, such Rights Plan will automatically expire.

In connection with the entry into the Agreement, Occidental amended and restated the By-laws (as defined below), effective immediately, as described under Item 5.03 of this report, which is incorporated by reference herein.  The Company also agreed to recommend, and the Icahn Group agreed to vote in favor of, the adoption by Occidental stockholders at the 2020 Annual Meeting of certain amendments to the Charter (as defined below), as described under Item 5.03 of this report, which is incorporated by reference herein.

The Agreement also includes other customary voting, standstill and non-disparagement provisions. Absent an uncured breach of a material provision of the Agreement by Occidental, the standstill restrictions on the Icahn Group will remain in effect until the later of (i) the end of the 2020 Annual Meeting and (ii) such date as no Icahn Designee is on the Board and the Icahn Group no longer has any right to designate a replacement (including if the Icahn Group has irrevocably waived such right in writing).

Pursuant to the Company’s compensation program for non-employee directors, each of the Icahn Designees and the New Independent Director will receive (i) a pro rata portion of the 2019-2020 common stock equity award granted to non-employee directors and (ii) a pro rata portion of the 2019-2020 retainer paid to non-employee directors, in each case after giving effect to a 15% reduction in all remaining 2019-2020 non-employee director compensation that has been adopted by the Board.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

In connection with the entry into the Agreement, the Company and the Icahn Group have also entered into a Confidentiality Agreement, the form of which is included as Exhibit C to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The description of the matters included under Item 1.01 are incorporated into this Item 5.02 by reference.

On March 24, 2020, as part of the Company’s efforts to reduce operating and corporate costs, the Board approved salary reductions for the Company’s executive officers. Effective April 1, 2020, each of the executive officers will be subject to a base salary cap of $250,000.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the entry into the Agreement, on March 25, 2020, the Board amended and restated its by-laws (as so amended and restated, the “By-laws”), effective immediately. The Board also intends to recommend that stockholders adopt governance enhancing amendments to the Company’s Restated Certificate of Incorporation, as amended (the “Charter”), at the 2020 Annual Meeting.

The By-Laws were amended as follows:

●
Uniform Advance Notice Period for Stockholder Proposals at Annual Meetings: Article II, Section 2 and Article III, Section 2 of the By-laws were amended to implement a uniform advance notice period for all business to be brought before an annual meeting by stockholders. As amended, the notice stockholder proponents must provide for all business to be brought before an annual meeting must be delivered to or mailed to and received by the Company not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting, or, if the annual meeting is called for a date not within 30 days of such anniversary, within 10 days of the day on which the date of the annual meeting is announced. The By-laws previously provided that a stockholder’s notice with respect to director elections must be delivered to or mailed to and received by the Company between September 1 and November 30 of the year preceding the annual meeting and that a stockholder’s notice related to business other than the election of directors must be delivered to or mailed to and received by the Company not less than 70 days nor more than 90 days prior to the anniversary of the immediately preceding annual meeting.

●	Facilitation of Stockholder Ability to Request a Special Meeting: Article II, Section 3 of the By-laws was amended to:
o
Subject to the approval of a corresponding amendment to the Charter by stockholders at the 2020 Annual Meeting, reduce the minimum threshold required to call a special meeting from 25% to 15% of the Company’s outstanding shares of common stock.

o	Facilitate the participation of beneficial owners in a general solicitation by an initiating stockholder or group of stockholders to reach such minimum threshold by:
■
permitting an initiating stockholder or group of stockholders to request that the Board fix a record date to determine stockholders eligible to support the calling of a special meeting (while retaining the ability of an initiating stockholder or group of stockholders to reach the minimum threshold without requesting such a record date so long as it does not engage in a general solicitation to do so); and

■
limiting the information required to be provided to the Company in connection with a request to call a special meeting to the initiating stockholder or group of stockholders (rather than all stockholders joining in such request, as previously provided in the By-laws).

o
Align the information required to be provided by a stockholder nominating a director for election at a special meeting to be consistent with the information required to be provided by a stockholder nominating a director for election at an annual meeting.

●
Permit Stockholders to Fix the Size of the Board: Article III, Section 1 of the By-laws was amended to provide that stockholders, in addition to the Board, are entitled to fix the size of the Board from time to time by a resolution duly adopted at a stockholder meeting or by written consent.

●
Permit Stockholders to Remove and Replace Directors and Fill Vacancies: Article III, Section 2 of the By-laws was amended to provide that, in addition to the Board, stockholders may remove and replace directors and fill newly created directorships resulting from an increase in the number of directors or any other vacancy on the Board by a resolution duly adopted at a stockholder-requested special meeting or by written consent.

●	Other Amendments: Other clarifying and conforming amendments were also made to the By-laws.

The foregoing description is qualified in its entirety by reference to the full text of the By-laws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On March 25, 2020, the Company issued a press release with respect to the Agreement. The press release, furnished as Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated By-laws of Occidental Petroleum Corporation as of March 25, 2020
10.1
Director Appointment and Nomination Agreement dated March 25, 2020 by and among the Icahn Group, Occidental and, solely with respect to the provisions applicable to the New Independent Director, Margarita Paláu-Hernández

99.1	Press Release dated March 25, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Additional Information and Where to Find It

The Company intends to file with the U.S. Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the Company’s 2020 Annual Meeting of Stockholders. This communication is not a substitute for any proxy statement or other document that the Company may file with the SEC in connection with any solicitation by the Company.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION BY THE COMPANY. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company will also be available free of charge by accessing the Company’s website at www.oxy.com.

Participants

The Company, its directors and executive officers and other members of management and employees are or will be participants in the solicitations of proxies by the Company. Information about the Company’s executive officers and directors, and their ownership of the Company by security holdings or otherwise, is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 28, 2020, in its proxy statement for the 2019 Annual Meeting which was filed with the SEC on March 28, 2019 and in its Current Reports on Form 8-K filed with the SEC on January 7, 2020 and March 24, 2020. To the extent holdings of the Company’s securities reported in the proxy statement for the 2019 Annual Meeting or in such Form 8-K have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION

	By:	/s/ Nicole E. Clark
Nicole E. Clark
Date: March 25, 2020		Vice President, Deputy General Counsel and Corporate Secretary